EXHIBIT 99.7

CONSENT OF PERSON NAMED

AS ABOUT TO BECOME A DIRECTOR

I hereby consent to my being named in the Registration Statement on Form S-4 of The Cooper Companies, Inc. (the “Company”) and all amendments thereto, filed with the Securities and Exchange Commission, as a person who will become a director of the Company upon consummation of the transactions contemplated therein.

August 20, 2004	/s/ JOHN D. FRUTH
John D. Fruth